Exhibit 99.1

HALOZYME PROVIDES UPDATE ON LICENSEE CO-FORMULATION PATENT HEARING IN EUROPE

Company Anticipates No Impact on U.S. and European Royalty Revenues from DARZALEX FASPRO® and SC through at least 2030
Reiterates 2023 Revenue Guidance of $815 million to $845 million and Royalty Revenue of $445 million to $455 million

SAN DIEGO, March 15, 2023 -- Halozyme Therapeutics, Inc. (NASDAQ: HALO) (“Halozyme”) today provides an update on a decision by the Opposition Division of the European Patent Office (“EPO”) regarding one of the Janssen Biotech, Inc. (Janssen) co-formulation patents for DARZALEX® (daratumumab) SC.

“We remain confident in our strong royalty revenue potential across our diverse partner pipeline. Today’s decision in Europe on a single co-formulation patent has no impact on our current full year 2023 revenue guidance. Janssen will continue to pay royalties to Halozyme on U.S. and European sales of DARZALEX FASPRO® and SC, in line with our total royalty revenue projection of approximately $1 billion by 2027, and thereafter to at least 2030. We also do not believe this decision will impact the ability of any other Halozyme licensee to obtain co-formulation patents for their innovations. Furthermore, today’s decision has no impact on the composition of matter patents in the U.S. and Europe for ENHANZE®,” said Dr. Helen Torley, president and chief executive officer of Halozyme.

“We are disappointed with the Opposition Division’s oral decision to revoke Janssen’s European Patent EP3370770B1. We expect a written decision to be provided in the next several months. If an appeal is filed, it would suspend today’s decision and the patent would remain in force until the case is finally decided on any such appeal,” concluded Dr. Torley.

About Halozyme

Halozyme is a biopharmaceutical company bringing disruptive solutions to significantly improve patient experiences and outcomes for emerging and established therapies. As the innovators of the ENHANZE® technology with the proprietary enzyme rHuPH20, Halozyme’s commercially-validated solution is used to facilitate the delivery of injected drugs and fluids in order to reduce the treatment burden to patients. Having touched more than 600,000 patient lives in post-marketing use in five commercialized products across more than 100 global markets, Halozyme has licensed its ENHANZE® technology to leading pharmaceutical and biotechnology companies including Roche,

Takeda, Pfizer, AbbVie, Eli Lilly, Bristol-Myers Squibb, Alexion, argenx, Horizon Therapeutics, ViiV Healthcare and Chugai Pharmaceutical.

Halozyme also develops, manufactures and commercializes, for itself or with partners, drug-device combination products using its advanced auto-injector technology that are designed to provide commercial or functional advantages such as improved convenience and tolerability, and enhanced patient comfort and adherence. The Company has a commercial portfolio of proprietary products including XYOSTED®, TLANDO® and NOCDURNA® and partnered commercial products and ongoing product development programs with several pharmaceutical companies including Teva Pharmaceutical, Covis Pharma, Pfizer and Idorsia Pharmaceuticals.

Halozyme is headquartered in San Diego, CA and has offices in Ewing, NJ and Minnetonka, MN. Minnetonka is also the site of its operations facility.

For more information visit www.halozyme.com and connect with us on LinkedIn and Twitter.

Safe Harbor Statement

In addition to historical information, the statements set forth in this press release include forward-looking statements including, without limitation, statements concerning the Company’s expected future financial performance (including the Company's financial outlook for 2023) and expectations for future growth, profitability, total revenue, and royalty revenue. Forward-looking statements regarding the Company's business may include potential growth and receipt of royalty payments driven by our partners' development and commercialization efforts and the potential impact of the decision on a co-formulation patent referenced in this press release on the Company’s 2023 financial guidance, ability of our licensees to obtain co-formulation patents and on certain composition of matter patents and the impact of appealing the decision. These forward-looking statements are typically, but not always, identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning and involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results could differ materially from the expectations contained in these forward-looking statements as a result of several factors, including unexpected levels of revenues, expenditures and costs, unexpected impact of the co-formulation patent decision referenced in this press release including unexpected results or delays in our licensees’ ability to obtain co-formulation patents or in appealing the decision, the growth of the Company’s business, or in the development, regulatory review or commercialization of the Company’s partnered or proprietary products, regulatory approval requirements, unexpected adverse events or patient outcomes and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's most recently filed Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Contacts:

Tram Bui
VP, Investor Relations and Corporate Communications
609-359-3016
tbui@antarespharma.com

Dawn Schottlandt / Claudia Styslinger
Argot Partners
212-600-1902
Halozyme@argotpartners.com

Media:

David Rosen
Argot Partners
david.rosen@argotpartners.com
212-600-1902